EXHIBIT 99.1

On November 23, 2015, the Reporting Person and the Issuer entered into a Share Exchange and Acquisition Agreement, dated November 23, 2015, (the “Acquisition Agreement”), which was filed as Exhibit 2.01 to the Current Report on Form 8-K filed with the Securities and Exchange Commission by the Issuer on November 23, 2015 and which is incorporated herein in its entirety by this reference.  Pursuant to Acquisition Agreement the Reporting Person acquired 224,551,913 shares of common stock of the Issuer, which represents approximately 80.1% of the issued and outstanding common stock of the Issuer in exchange for all of the issued and outstanding common stock of FFIN Securities, Inc., (“FFIN”) a Nevada corporation incorporated for the purpose of pursuing licensure as a registered broker dealer in the United States.  In connection with the transaction, FFIN became a wholly owned subsidiary of the Issuer.  The Acquisition Agreement provides that the Reporting Person may acquire up to an additional 13% of the then total issued and outstanding common stock of the Issuer in exchange for all of the issued and outstanding common stock of Investment Company Freedom Finance LLC., (“Freedom RU”) an operating registered broker dealer in Russia, including its wholly owned subsidiary, Freedom Finance JSC, (“Freedom KZ”) an operating registered broker dealer in Kazakhstan.  Freedom RU would become a wholly owned subsidiary of the Issuer.  The Acquisition Agreement provides further that the Reporting Person may acquire up to an additional 2% of the then total issued and outstanding common stock of the Issuer in exchange for all of the issued and outstanding common stock of FFINEU Investment Limited, (“Freedom Cyprus”) a Cyprus limited company, which is in the process of activating its licensure as a licensed broker dealer in Cyprus and which would become a wholly owned subsidiary of the Issuer.  Closing of the acquisitions of Freedom RU and Freedom CY is subject to satisfaction of the terms and conditions of the Article 1, Plan of Exchange; Closings, Article 2 Conditions Precedent to the Company’s Obligation to Close and Article 3 Conditions Precedent to Shareholder’s Obligation to Close.  If the parties are successful in closing the acquisitions of Freedom RU and Freedom CY the Reporting Person will own 95% of the then issued and outstanding common stock of the Issuer.  The Issuer will not have a sufficient number of authorized but unissued shares to issue the number of shares required under the Acquisition Agreement to acquire Freedom RU and Freedom CY, therefore, the Issuer has agreed to recapitalize by effecting a reverse split of its common stock as described in the Current Report on Form 8-K. The Reporting Person was appointed to the Board of Directors of the Reporting Person and as Chief Executive Officer on November 23, 2015.